Exhibit 5.1
[Letterhead of Harter Secrest & Emery LLP]
1600 Bausch & Lomb Place
Rochester, New York 14607
Phone: 585-232-6500 Fax: 585-232-2152
August 18, 2006
Ultralife Batteries, Inc.
2000 Technology Parkway
Newark, New York 14513
Ladies and Gentlemen:
     We are acting as counsel to Ultralife Batteries, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), of a registration statement on Form S-3 (the “Registration Statement”) relating to (i) the sale by the Company of up to 2,500,000 shares (the “Company Shares”) of the Company’s common stock, $0.10 par value per share (the “Common Stock”), and (ii) the sale by the selling stockholders named in the Registration Statement (the “Selling Stockholders”) of up to 1,529,580 shares of Common Stock, of which 100,000 shares are issuable upon the exercise of outstanding warrants and up to 1,333,333 shares are issuable upon the conversion of an outstanding convertible promissory note (the “Selling Stockholders’ Shares” and, together with the Company Shares, the “Shares”).
     In connection with the rendering of this opinion, we have examined originals or copies of such documents, corporate records and other instruments as we have deemed relevant, including, without limitation: (i) the certificate of incorporation of the Company, as amended to date; (ii) the by-laws of the Company, as amended to date; (iii) the resolutions of the Board of Directors of the Company, adopted as of June 8, 2006; and (iv) the Registration Statement, together with the exhibits filed as a part thereof.
     We have made such examination of law as we have deemed necessary to express the opinion contained herein. As to matters of fact relevant to this opinion, we have relied upon, and assumed without independent verification, the accuracy of certificates of public officials and officers of the Company. We have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as certified, facsimile or photostatic copies, and the authenticity of the originals of such copies.
     Based upon the foregoing, and subject to the limitations, qualifications, exceptions and assumptions expressed herein, it is our opinion that, as of the date hereof, when sold pursuant to and as described in the Registration Statement, the Shares will be duly authorized, legally issued, fully paid and non-assessable.
     This opinion is limited in all respects to the General Corporation Law of the State of Delaware, and we express no opinion as to the laws, statutes, rules or regulations of any other jurisdiction.
     We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the prospectus contained in the Registration Statement. In giving the foregoing consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

     This opinion letter is rendered as of the date first written above and we disclaim any obligation to advise you of facts, circumstances, events or developments that hereafter may be brought to our attention and that may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Selling Stockholders or the Shares.
Respectfully submitted,
/s/ Harter Secrest & Emery LLP